      As filed with the Securities and Exchange Commission on May 10, 1999


                                                      Registration No. 333-77539

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                                ASK JEEVES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          7375                  94-3256053
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of
incorporation or organization)       Classification Code)        Identification
                                                                      No.)

                             ---------------------

                               918 PARKER STREET
                           BERKELEY, CALIFORNIA 94710
                                 (510) 649-8685

              (Address, including zip code, and telephone number,

       including area code, of registrant's principal executive offices)

                             ---------------------

                                ROBERT W. WRUBEL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                ASK JEEVES, INC.
                               918 PARKER STREET
                           BERKELEY, CALIFORNIA 94710
                                 (510) 649-8685

                    (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                             ---------------------

                                   COPIES TO:

       ANDREI M. MANOLIU, ESQ.                  JAMES N. STRAWBRIDGE, ESQ.
       MICHAEL L. WEINER, ESQ.                    JON C. GONZALES, ESQ.
          Cooley Godward LLP                 Wilson Sonsini Goodrich & Rosati
        Five Palo Alto Square                    Professional Corporation
         3000 El Camino Real                        650 Page Mill Road
     Palo Alto, California 94306               Palo Alto, California 94304
            (650) 843-5000                            (650) 493-9300

                             ---------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                             ---------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



    This Amendment No. 1 to the Form S-1 Registration Statement is being filed for the sole purpose of filing additional exhibits.


                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates.

SEC registration fee............................................................  $  11,510
NASD Filing fee.................................................................      4,640
Nasdaq National Market listing fee..............................................      1,000
Printing and engraving expenses.................................................    200,000
Legal fees and expenses.........................................................    400,000
Accounting fees and expenses....................................................    350,000
Blue sky fees and expenses......................................................     10,000
Transfer agent fees.............................................................     10,000
Miscellaneous fees and expenses.................................................    112,850
                                                                                  ---------
  Total.........................................................................  $1,100,000
                                                                                  ---------
                                                                                  ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a court to award, or a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

    As permitted by the DGCL, our Amended and Restated Certificate of Incorporation, which will become effective upon the closing of this offering, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) for any transaction from which the director derived an improper personal benefit.

    As permitted by the DGCL, our Amended and Restated Certificate of Incorporation and/or our Bylaws, which will become effective upon the closing of this offering, provide that (1) we are required to indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; (2) we are permitted to indemnify our other employees to the extent that we indemnify our officers and directors, unless otherwise required by law, our Amended and Restated Certificate of Incorporation, our Bylaws or agreements; (3) we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; and
(4) the rights conferred in our Bylaws are not exclusive.

    Prior to the closing of this offering, we intend to enter into Indemnity Agreements with each of our current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Amended and Restated Certificate of Incorporation and our Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

    With approval by the Board, we expect to obtain directors' and officers' liability insurance. Reference is made to the Underwriting Agreement contained in Exhibit 1.1 hereto, which contains provisions indemnifying our officers and directors against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since the Company's inception on June 13, 1996, the Company has issued and sold the following unregistered securities:

1. Prior to the completion of this offering, the Company intends to effect a one-for-two reverse stock split of its outstanding common stock in which each two outstanding shares of common stock will be split into one share of common stock.

2. On June 17, 1996, the Company issued 1,500,000 shares of its common stock to Garrett Gruener in consideration of the assets of Cameo Technology, Inc. a company owned by Garrett Gruener, and $20,000 pursuant to the Asset Purchase Agreement and Plan on Reorganization by and between the Company and Cameo Technology, Inc.

3. On June 17, 1996, the Company issued 900,000 shares of its common stock to David Warthen in consideration of $20,000.

4. From inception through April 30, 1999, the Company granted options to purchase 6,403,354 shares of common stock at a weighted average exercise price of $2.00 per share to employees, consultants, directors and other service providers pursuant to its 1996 Option Plan and issued an aggregate of 1,036,939 shares of its common stock to employees, consultants, directors and other service providers for aggregate consideration of approximately $86,348 pursuant to exercises of options granted under the 1996 Option Plan.

5. From inception through April 30, 1999, the Company granted options to purchase 579,998 shares of common stock at a weighted average exercise price of $0.41 per share to employees and consultants pursuant to option agreements outside of the 1996 stock Option Plan and issued an aggregated 390,540 shares of its common stock to employees, consultants, directors and other service providers for aggregate consideration of approximately $1,406 pursuant to exercise of such options outside of the 1996 Option Plan.

6. In August 1997, the Company issued 1,083,498 shares of common stock at a purchase price of $0.23 and warrants to purchase 541,749 shares of common stock to two investors. The warrants have a per share exercise price of $0.23 per share.

7. In April 1998, the Company issued 32,600 shares of common stock to an independent contractor for services performed. The Company imputed a value for the services of $13,221, of which $5,700 was paid in cash, and the remainder was allocated to the shares issued.

8. In November 1997, the Company issued 12,000 shares of common stock in exchange for assets valued at $.23 per share.

9. In December 1997, the Company issued 541,829 shares of common stock for an aggregate purchase price of $249,241 or $.46 per share to one investor.

11. In May, June and July 1998, the Company issued warrants exercisable into 21,500 shares of common stock to a consultant for services performed. The warrants are exercisable into shares of common stock at a per share exercise prices of $.53.

12. In June 1998, the Company issued and sold an aggregate of 2,148,807 shares of its common stock for an aggregate purchase price of approximately $1,138,868 or $.53 per share to 16 investors.

13. In September 1998, the Company issued and sold 1,855,415 shares of its common stock for an aggregate purchase price of approximately $983,370 or $.73 per share to 11 investors.

14. In November 1998 and January 1999, the Company issued and sold 3,709,884 shares of its Series A preferred stock for an aggregate purchase price of approximately $7,642,361 or $2.06 per share to 25 investors.

15. In December 1998, the Company issued warrants to purchase 17,500 shares of common stock to our landlord in partial consideration for lease obligations. The warrants were exercised in April 1999.

16. In February and March 1999, the Company issued and sold 5,775,806 shares of its Series B Preferred
    Stock for an aggregate purchase price of approximately $25,009,239, or $4.33 per share to 44 investors.

17. In March 1999, the Company issued a warrant exercisable into 2,500 shares of common stock to a consultant for services performed. The warrant is exercisable into shares of common stock at a per share exercise price of $4.32.

18. On April 16, 1999, the Company issued 450,000 shares of common stock in consideration of, among other things, certain assets relating to Lumina Decision Systems, Inc., pursuant to the Asset Purchase Agreement by and between the Company and Lumina Decision Systems.

    The sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions pursuant to compensation benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with us, to information about Ask Jeeves.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.


  EXHIBIT                                                 DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------------
    1.1*     Form of Underwriting Agreement.
    3.1**    Form of Certificate of Incorporation of the Registrant.
    3.2**    Certificate of Merger to be filed with the Secretary of State of the State of Delaware on            ,
             1999.
    3.3**    Form of Certificate of Incorporation of the registrant to be filed on the closing of the offering made hereby.
    3.4**    Bylaws of the Registrant.
    4.1      Reference is made to Exhibits 3.1, 3.2 and 3.3 hereof.
    4.2*     Specimen Certificate for Registrant's Common Stock.
    4.3      Warrant to purchase 15,000 shares of Common Stock granted by the Registrant to Antenna Group PR dated as of June 30, 1998.
    4.4      Warrant to purchase 20,000 shares of Common Stock granted by the Registrant to Antenna Group PR dated as of July 31, 1998.
    4.5      Warrant to purchase 8,000 shares of Common Stock granted by the Registrant to Antenna Group PR dated as of May 31, 1998.
    4.6      Warrant to purchase 5,000 shares of Common Stock granted by the Registrant to Soren Jacobsen dated as of March 10, 1999.
    5.1*     Opinion of Cooley Godward LLP.

  EXHIBIT                                                 DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------------
   10.1**    Amended and Restated 1996 Equity Incentive Plan.
   10.2**    Form of Option Agreement for the Amended and Restated 1996 Equity Incentive Plan.
   10.3**    1999 Equity Incentive Plan.
   10.4**    Form of Option Agreement for the 1999 Equity Incentive Plan.
   10.5**    1999 Employee Stock Purchase Plan.
   10.6      Commercial Office Lease by and between Eat/Work Development, L.P. and the Roda Group Venture
             Development Company dated as of August 20, 1997.
   10.7      Commercial Office Lease by and between Eat/Work Development, L.P. and the Roda Development Company
             dated as of August 14, 1998.
   10.8      Commercial Office Lease by and between Eat/Work Development, L.P. and the Roda Development Company
             dated as of November 15, 1998.
   10.9      Commercial Office Lease by and between Eat/Work Development, L.P. and the Registrant dated as of May
             15, 1998.
   10.10     Lease Agreement by and between Parker Associates and the Registrant dated as of January 26, 1999.
   10.11     Assignment and Assumption of Standard Commercial Office Lease for Eat/Work Development by and between
             The Roda Group Venture Development Company, L.L.C. and the Registrant dated as of January 1, 1999
             (relating to 918 Parker Street, Suite A-14, Berkeley, California).
   10.12     Assignment and Assumption of Standard Commercial Office Lease for Eat/Work Development by and between
             The Roda Group Venture Development Company, L.L.C. and the Registrant dated as of January 1, 1999
             (relating to 918 Parker Street, Suite A-1-1 and A-1-2, Berkeley, California).
   10.13+    License Agreement between the Registrant and Compaq Computer Corporation dated as of October 2, 1998.
   10.14+**  License and Development Agreement between the Registrant and Compaq Computer Corporation dated as of
             March 31, 1999.
   10.15**   Consulting Services Agreement by and between the Registrant and The Roda Development Group dated as of
             December 14, 1998.
   10.16**   Offer letter by and between the Company and M. Bruce Nakao dated as of April 16, 1999.
   10.17**   Offer letter by and between the Registrant and Laurence Fishkin dated as of January 11, 1999.
   10.18**   Offer letter by and between the Registrant and Edward Briscoe III dated as of January 18, 1999.
   10.19**   Offer letter by and between the Registrant and Frank Vaculin dated as of January 5, 1999.
   10.20     Offer letter by and between the Registrant and Robert W. Wrubel dated as of May 22, 1998.
   10.21     Common Stock and Warrant Purchase Agreement by and between the Registrant, and each of Daniel H.
             Miller, Roger A. Strauch and the Roda Group Venture Development Company, LLC. dated as of August 20,
             1997.
   10.22**   Common Stock Subscription Agreement, by and between the Registrant and certain investors of the
             Registrant dated as of June 26, 1998.
   10.23**   Common Stock Subscription Agreement, by and between the Registrant and certain investors of the
             Registrant dated as of August 31, 1998.
   10.24**   Series A Preferred Stock Purchase Agreement by and between the Registrant and certain investors of the
             Registrant dated as of November 13, 1998.

  EXHIBIT                                                 DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------------
   10.25**   Series B Preferred Stock Purchase Agreement by and between the Registrant and certain investors of the
             Registrant dated as of February 24, 1999.
   10.26+**  Asset Purchase Agreement by and between the Registrant and Lumina Decision Systems, Inc. dated as of
             April 16, 1999.
   10.27     Form of Indemnity Agreement by and between the Registrant and each of its directors and executive officers.
   23.1      Consent of Ernst & Young LLP.
   23.2*     Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
   24.1**    Power of attorney. Reference is made to Page II-6.
   27.1**    Financial Data Schedule.


------------------------

+ Certain portions of this document have been omitted pursuant to a confidential treatment request.

*   To be filed by amendment.


**  Previously filed.


(b) FINANCIAL STATEMENT SCHEDULES.

    All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the combined financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) of (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on May 10, 1999.


                                ASK JEEVES, INC.

                                By:             /s/ ROBERT W. WRUBEL
                                     -----------------------------------------
                                                  Robert W. Wrubel
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

PRINCIPAL EXECUTIVE AND FINANCIAL OFFICER:

     /s/ ROBERT W. WRUBEL
------------------------------  President, Chief Executive     May 10, 1999
       Robert W. Wrubel           Officer and Director

PRINCIPAL ACCOUNTING OFFICER:

   */s/ CHRISTINE M. DAVIS
------------------------------  Controller                     May 10, 1999
      Christine M. Davis

ADDITIONAL DIRECTORS:

    */s/ ROGER A. STRAUCH
------------------------------  Chairman of the Board of       May 10, 1999
       Roger A. Strauch           Directors

*/S/ A. GEORGE ("SKIP") BATTLE
------------------------------  Director                       May 10, 1999
   A. George ("Skip") Battle

    */s/ BENJAMIN M. ROSEN
------------------------------  Director                       May 10, 1999
      Benjamin M. Rosen

     */s/ DANIEL J. NOVA
------------------------------  Director                       May 10, 1999
        Daniel J. Nova

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    */s/ GEOFFREY Y. YANG
------------------------------  Director                       May 10, 1999
       Geoffrey Y. Yang

     */s/ GARRETT GRUENER
------------------------------  Director                       May 10, 1999
       Garrett Gruener



*By:    /s/ ROBERT W. WRUBEL
      -------------------------
          Robert W. Wrubel
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


  EXHIBIT                                                 DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------------
    1.1*     Form of Underwriting Agreement.

    3.1**    Form of Certificate of Incorporation of the Registrant.

    3.2**    Certificate of Merger to be filed with the Secretary of State of the State of Delaware on            ,
             1999.

    3.3**    Form of Certificate of Incorporation of the registrant to be filed on the closing of the offering made hereby.

    3.4**    Bylaws of the Registrant.

    4.1      Reference is made to Exhibits 3.1, 3.2 and 3.3 hereof.

    4.2*     Specimen Certificate for Registrant's Common Stock.

    4.3      Warrant to purchase 15,000 shares of Common Stock granted by the Registrant to Antenna Group PR dated as of June 30, 1998.

    4.4      Warrant to purchase 20,000 shares of Common Stock granted by the Registrant to Antenna Group PR dated as of July 31, 1998.

    4.5      Warrant to purchase 8,000 shares of Common Stock granted by the Registrant to Antenna Group PR dated as of May 31, 1998.

    4.6      Warrant to purchase 5,000 shares of Common Stock granted by the Registrant to Soren Jacobsen dated as of March 10, 1999.

    5.1*     Opinion of Cooley Godward LLP.

   10.1**    Amended and Restated 1996 Equity Incentive Plan.

   10.2**    Form of Option Agreement for the Amended and Restated 1996 Equity Incentive Plan.

   10.3**    1999 Equity Incentive Plan.

   10.4**    Form of Option Agreement for the 1999 Equity Incentive Plan.

   10.5**    1999 Employee Stock Purchase Plan.

   10.6      Commercial Office Lease by and between Eat/Work Development, L.P. and the Roda Group Venture
             Development Company dated as of August 20, 1997.

   10.7      Commercial Office Lease by and between Eat/Work Development, L.P. and the Roda Development Company
             dated as of August 14, 1998.

   10.8      Commercial Office Lease by and between Eat/Work Development, L.P. and the Roda Development Company
             dated as of November 15, 1998.

   10.9      Commercial Office Lease by and between Eat/Work Development, L.P. and the Registrant dated as of May
             15, 1998.

   10.10     Lease Agreement by and between Parker Associates and the Registrant dated as of January 26, 1999.

   10.11     Assignment and Assumption of Standard Commercial Office Lease for Eat/Work Development by and between
             The Roda Group Venture Development Company, L.L.C. and the Registrant dated as of January 1, 1999
             (relating to 918 Parker Street, Suite A-14, Berkeley, California).

   10.12     Assignment and Assumption of Standard Commercial Office Lease for Eat/Work Development by and between
             The Roda Group Venture Development Company, L.L.C. and the Registrant dated as of January 1, 1999
             (relating to 918 Parker Street, Suite A-1-1 and A-1-2, Berkeley, California).

  EXHIBIT                                                 DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------------
   10.13+    License Agreement between the Registrant and Compaq Computer Corporation dated as of October 2, 1998.

   10.14+**  License and Development Agreement between the Registrant and Compaq Computer Corporation dated as of
             March 31, 1999.

   10.15**   Consulting Services Agreement by and between the Registrant and The Roda Development Group dated as of
             December 14, 1998.

   10.16**   Offer letter by and between the Company and M. Bruce Nakao dated as of April 16, 1999.

   10.17**   Offer letter by and between the Registrant and Laurence Fishkin dated as of January 11, 1999.

   10.18**   Offer letter by and between the Registrant and Edward Briscoe III dated as of January 18, 1999.

   10.19**   Offer letter by and between the Registrant and Frank Vaculin dated as of January 5, 1999.

   10.20     Offer letter by and between the Registrant and Robert W. Wrubel dated as of May 22, 1998.

   10.21     Common Stock and Warrant Purchase Agreement by and between the Registrant, and each of Daniel H.
             Miller, Roger A. Strauch and the Roda Group Venture Development Company, LLC. dated as of August 20,
             1997.

   10.22**   Common Stock Subscription Agreement, by and between the Registrant and certain investors of the
             Registrant dated as of June 26, 1998.

   10.23**   Common Stock Subscription Agreement, by and between the Registrant and certain investors of the
             Registrant dated as of August 31, 1998.

   10.24**   Series A Preferred Stock Purchase Agreement by and between the Registrant and certain investors of the
             Registrant dated as of November 13, 1998.

   10.25**   Series B Preferred Stock Purchase Agreement by and between the Registrant and certain investors of the
             Registrant dated as of February 24, 1999.

   10.26+**  Asset Purchase Agreement by and between the Registrant and Lumina Decision Systems, Inc. dated as of
             April 16, 1999.

   10.27     Form of Indemnity Agreement by and between the Registrant and each of its directors and executive officers.

   23.1      Consent of Ernst & Young LLP.

   23.2*     Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

   24.1**    Power of attorney. Reference is made to Page II-6.

   27.1**    Financial Data Schedule.


------------------------

+ Certain portions of this document have been omitted pursuant to a confidential treatment request.

*   To be filed by amendment.


**  Previously filed.